Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-136173-01
May 5, 2008

Duke Realty Limited Partnership

$325,000,000
5-year Fixed Rate Notes due May 15, 2013

Issuer:	Duke Realty Limited Partnership
Rating:	Baa1/BBB+ (stable/negative)
Securities:	Senior unsecured
Format:	SEC-Registered
Principal Amount:	$325,000,000
Settlement Date:	May 8, 2008
Maturity Date:	May 15, 2013
Treasury Benchmark:	3.125% US Treasury Note due April 30, 2013
Treasury Yield:	3.14% (price of 99-29¾)
Reoffer Spread:	312.5 bps
Reoffer Yield:	6.265%
Reoffer Price:	99.934%
Coupon Rate:	6.25% per annum (payable semi-annually)
Interest Payment Dates:	May 15 and November 15, beginning November 15, 2008
Optional Redemption:	Make-Whole at 50 bps
Denominations:	$1,000 x $1,000
CUSIP:	26441YAR8
Sole Bookrunner:	Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.